Exhibit 99.1

[SEMCO ENERGY LOGO] 1411 Third Street PO BOX 5004 Port Huron, MI 48061-5004	NEWS RELEASE

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Assistant Treasurer
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing & Corporate Communications
Phone: 810-887-4208

SEMCO ENERGY ANNOUNCES $55 MILLION TERM LOAN AND REDEMPTION OF 8% SENIOR NOTES

PORT HURON, MI, November 1, 2006 - SEMCO ENERGY, Inc. (NYSE: SEN) today announced that, on October 31, 2006, it entered into a $55 million unsecured term loan with Union Bank of California, N.A. The proceeds from this term loan will be used to prepay a portion of the Company’s 8% Senior Notes due 2016. The term loan has a maturity of June 30, 2016, and can be prepaid at any time at the option of the Company. Interest is at variable rates based on LIBOR plus an applicable margin. The term loan contains certain financial covenants which are consistent with the covenants under the Company’s existing revolving bank credit facility.
The Company also announced that all of the $59,494,000 principal amount of the 8% Senior Notes due 2016 will be redeemed on November 30, 2006, at a redemption price equal to 100% of the principal amount plus accrued interest to the redemption date.

SEMCO ENERGY, Inc. distributes natural gas to more than 400,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage.

The following is a “Safe-Harbor” statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company’s outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, rising commodity prices and resulting increases in working capital requirements, changing conditions in the capital markets, regulatory approval processes and rate recovery mechanisms, gas procurement opportunities, compliance with covenants and success in accomplishing financing objectives, maintaining an effective system of internal controls, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.